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                                      (12)


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                                                                  Exhibit 12
                                                                      to
                                                              Form 10-K for 1996


                              CINCINNATI BELL INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                              (Millions of Dollars)

                                                                 1996           1995           1994           1993           1992
                                                                 ----           ----           ----           ----           ----
Earnings
  (a)   Income (loss) before income taxes,
        extraordinary charges and cumulative
        effect of change in accounting principle               $ 284.7        $ (19.6)       $ 117.6        $ (55.1)       $  55.9
  (b)   Adjustment for undistributed (income)
        losses of partnerships                                    (3.4)          (4.5)           1.3            1.3           (0.3)
  (c)   Interest expense                                          33.9           52.8           49.5           45.8           46.2
  (d)   One-third of rental expense                               27.6           23.1           23.9           23.6           22.5
                                                              --------       --------       --------       --------       --------

        Total Earnings (1)                                     $ 342.8        $  51.8        $ 192.3        $  15.6        $ 124.3
                                                              --------       --------       --------       --------       --------
                                                              --------       --------       --------       --------       --------

Fixed Charges
  (a)   Interest expense                                       $  33.9        $  52.8        $  49.5        $  45.8        $  46.2
  (b)   One-third of rental expense                               27.6           23.1           23.9           23.6           22.5
  (c)   Preferred dividends                                          -              -              -            3.5            6.6
                                                              --------       --------       --------       --------       --------

                                                               $  61.5        $  75.9        $  73.4        $  72.9        $  75.3
                                                              --------       --------       --------       --------       --------
                                                              --------       --------       --------       --------       --------

Ratio of earnings to combined fixed charges
  and preferred stock dividends                                   5.57           0.68           2.62           0.21           1.65

Coverage deficiency                                                  -        $  24.1              -        $  57.3              -


     (1) Results for 1996 were increased by $27.1 million of special items, primarily pension settlement gains. Results for 1995 were reduced by $197.0 million of special items, primarily as a result of restructuring charges and a writedown of goodwill. Results for 1993 were reduced by $131.5 million of special items, primarily because of restructuring charges.